Officer's Certification

			    Conduit Series

				1993-6

Pursuant to Article VI of the Participation and Servicing Agreement, the undersigned Officer of Citibank, N.A. certifies to the following:

	1. A review of the activities of CitiMae, Inc. During the preceding calendar year and of its performance under the Servicing Agreement has been made under such Officer's supervision.

	2. To the best of such Officer's knowledge based on such review, CitiMae, Inc. has fulfilled all its obligations under this Servicing Agreement.

Certified By:  /s/Thomas Fenlon         Date:  September 30, 1995
	       Thomas Fenlon
	       Assistant Vice President

	       /s/Edward Pennisi        Date:  September 30, 1995
	       Edward Pennisi
	       Vice President